Exhibit 10.1

SUBSCRIPTION AGREEMENT

This Subscription Agreement is made on 13 January 2026.

Between:

(1) Cypress Innovations Limited. (Company Registration Number: 2180602), with address at Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands (“Investor”); and

(2) SACH Pte. Ltd., a company incorporated in Singapore (Company Registration Number: 202139518G) with registered address at 1093 Lower Delta Road #07-01/02 Singapore 169204 (“Company”).

1. Subscription for Shares

1.1 The Investor agrees to subscribe, and the Company agrees to allot and issue to the Investor, 2,055 ordinary shares (the “Share” or “Shares”) in the capital of the Company at the subscription price of USD 973.16 per Share, for an aggregate consideration of USD2,000,000 (the “Subscription Amount”). This offer to purchase is submitted in accordance with and subject to the terms and conditions described in this Subscription Agreement and the Term Sheet executed on 17 September 2025.

1.2 The Shares shall be fully paid and rank pari-passu in all respects with the existing ordinary shares in the Company.

2. Payment and Completion

2.1 The Investor has remitted the full Subscription Amount to the Company’s designated bank account, which was duly received by the Company on 16 October 2025. The payments were made in several tranches as follows:

●	7 October 2025 - USD 1,000,000

●	14 October 2025 - USD 380,000

●	15 October 2025 - USD 380,000

●	16 October 2025 - USD 240,000

All payments were received from Ms. Chen Xiaochen, the Company’s Director and Shareholder, on behalf of Cypress Innovations Limited.

2.2 Upon receipt of payment and the execution of this Subscription Agreement and the Shareholders’ Agreement mentioned in Clause 3.1, the Company shall:

a.	issue the Shares to the Investor;

b.	update the register of members to reflect the Investor’s ownership;

c.	deliver a share certificate for the Shares; and

d.	file the necessary returns with ACRA.

3. Shareholders’ Agreement

3.1 This Subscription Agreement is entered into pursuant to and in accordance with the terms of the Shareholders’ Agreement dated entered into between the Company, the Investor, and other shareholders (the “Shareholders’ Agreement”).

3.2 The Investor agrees to be bound by the Shareholders’ Agreement as if it were an original signatory, and other required documentation accordingly.

4. Warranties

4.1 The Company warrants that:

a.	it has the corporate authority to issue the Shares to the Investor;

b.	the Shares when issued shall be free from any lien, charge, or encumbrance;

c.	the Shareholders’ Agreement is valid and in full force.

4.2 The Investor warrants that it has the power and authority to enter into and perform this Agreement.

5. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Singapore. The parties submit to the exclusive jurisdiction of the Singapore courts.

Signed for and on behalf of the Company:

/s/ Jonathan Zhang
Name:	Jonathan Zhang
Designation:	CEO & Executive Director

Signed by the Investor:

/s/ Chen Xiaochen
Name:	Chen Xiaochen
Designation (for Corporate): Director